UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the  Securities Exchange Act of 1934 (Amendment No. )

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Aptar Group, Inc.

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SEC 1913 (3-99)

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

April 3, 2003

Dear Stockholder,

It is my pleasure to invite you to attend our annual meeting of stockholders on Wednesday, May 7, 2003. At the meeting, we will review AptarGroup’s performance for fiscal year 2002 and our outlook for the future.

A notice of the annual meeting and proxy statement are attached. You will also find enclosed your proxy voting card. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to complete and return the enclosed proxy card as soon as possible in the accompanying postage-paid envelope, or alternatively, vote by telephone or by the internet.

I look forward to seeing you on May 7th and addressing your questions and comments.

Sincerely,

Carl A. Siebel

President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

April 3, 2003

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of AptarGroup, Inc. will be held on Wednesday, May 7, 2003 at 9:00 a.m., at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Chicago, Illinois, 60603 to consider and take action on the following:

1.	Election of four directors to terms of office expiring at the annual meeting in 2006; and

2.	Transaction of any other business that is properly raised at the meeting.

Your Board of Directors recommends a vote FOR the election of the director nominees.

Stockholders owning our common stock as of the close of business on March 13, 2003 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the toll free telephone number, the internet or by completing and mailing the enclosed proxy card.

By Order of the Board of Directors,

Stephen J. Hagge

Secretary

i

ii

475 West Terra Cotta Ave, Suite E

Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on Wednesday, May 7, 2003, beginning at 9:00 a.m., at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Chicago, Illinois, and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup’s Board of Directors to solicit your proxy for use at the annual meeting. It will be mailed to stockholders on or about April 8, 2003.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 13, 2003 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 13, 2003, there were 35,992,210 shares of common stock outstanding.

What am I voting on?

You are asked to vote on the election of nominees to serve on our Board of Directors. The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposal?

The Board recommends a vote FOR the election of the director nominees. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

You can vote your proxy in any of the following ways:

♦	By Mail: Sign, date and complete the enclosed proxy card and return it in the prepaid envelope.

♦	By Telephone: You can vote by touch tone telephone by following the instructions on your proxy card.

♦	By Internet: You can vote by internet by following the instructions on your proxy card.

When voting to elect directors, you have three options:

•	Vote for all nominees

•	Vote for only some of the nominees

•	Withhold authority to vote for all or some nominees

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director

You can revoke your proxy at any time before it is exercised by any of the following methods:

•	Writing to AptarGroup’s Corporate Secretary

•	Submitting another signed proxy card with a later date

•	Voting in person at the annual meeting

•	Entering a new vote by telephone or the internet

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup’s common stock on March 13, 2003. There must be a quorum for the meeting to be held. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How are shares in a 401(k) plan voted?

If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by completing and returning your proxy card, voting by phone or by the internet. If you do not return your proxy card, or if you return it with unclear voting instructions, or if you do not vote by phone or the internet, the trustee will vote the shares in your 401(k) account in the same proportion as the 401(k) shares for which voting instructions are received.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum, and may vote your shares on some or all proposals. Any unvoted shares, called “broker non-votes,” will not affect the outcome of the matter put to a vote.

How many votes are required to elect each director?

The four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election.

Who will count the votes?

Our agent, ADP Investor Communications Services, will count the votes.

Following is the proposal to be voted on at this year’s annual meeting.

PROPOSAL — ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors approved an increase in the size of the Board to ten members and proposes the following nominees, three of whom are currently serving as directors, to be elected for a new term expiring at the 2006 annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2006

Name	Director Since	Age	Principal Occupation and Directorships
Rodney L. Goldstein	—	51

For more than the past five years, Mr. Goldstein has been a Managing Partner of Frontenac Company LLC (venture capital investing). Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.

Ralph Gruska	1993	71

Mr. Gruska is retired. From 1989 to 1991, Mr. Gruska served as Chairman and Chief Executive Officer of the Cosmetics Packaging and Dispensers Division of Cope Allman Packaging plc (a United Kingdom packaging company).

Dr. Leo A. Guthart	1993	65

Dr. Guthart has been Executive Vice President of the Home and Building Control Group of Honeywell since 2001. Dr. Guthart has been the Managing Member of the General Partners of Topspin Partners L.P. (venture capital investing) since 2000. From 2000 to 2001, Dr. Guthart was Chairman of the Security and Fire Solutions Group of Honeywell International, Inc. (“Honeywell”). For more than five years prior to 2000, Dr. Guthart was Chairman and Chief Executive Officer of Ademco Security Group (now part of Honeywell). Dr. Guthart is a director of the Acorn Investment Trust (an investment trustee) and Symbol Technologies, Inc. (bar code scanners and wireless equipment).

Prof. Dr. Robert W. Hacker	2000	63	Prof. Dr. Hacker is retired. For more than five years prior to 2001, Prof. Dr. Hacker was the Chief of Cardiac Surgery at Herz–und Gefäessklinik (Heart and Vessel Clinic), Bad Neustadt, Germany.

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2004

Name	Director Since	Age	Principal Occupation and Directorships

Alain Chevassus	2001	58

Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000. From 1977 to 1999, Mr. Chevassus was President and Chief Executive Officer of Techpack International (a cosmetic packaging division of Pechiney S.A.).

Stephen J. Hagge	2001	51	Mr. Hagge has been Executive Vice President, Chief Financial Officer and Secretary of AptarGroup since 1993. From 1993 to 2000, Mr. Hagge was also Treasurer of AptarGroup.

Carl A. Siebel	1993	68	Mr. Siebel has been President and Chief Executive Officer of AptarGroup since 1995. From 1993 through 1995, he was President and Chief Operating Officer of AptarGroup.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2005

Name	Director Since	Age	Principal Occupation and Directorships

King W. Harris	1993	59

Mr. Harris has been Chairman of the Board since 1996. In 2002, Mr. Harris was elected Chairman of the Board of the Rehabilitation Institute of Chicago. Since 2000, Mr. Harris has been Chairman of Harris Holdings, Inc. (investments). From 1987 to 2000, Mr. Harris was President and Chief Executive Officer of Pittway Corporation (now the Security and Fire Solutions Group of Honeywell). Mr. Harris is Vice-Chairman and a director of Penton Media, Inc. (a business-to-business trade show operator and media company) and a director of Alberto-Culver Co. (a health and beauty products company).

Peter H. Pfeiffer	1993	54	Mr. Pfeiffer has been Vice Chairman of the Board since 1993.

Dr. Joanne C. Smith	1999	42

Dr. Smith was appointed Senior Vice President, Corporate Strategy, Rehabilitation Institute of Chicago in 2002. From 1997 to 2002, Dr. Smith served as Senior Vice President and Chief Operating Officer of the Corporate Partnership Division of the Rehabilitation Institute of Chicago. She has been a physician at the Rehabilitation Institute since 1992 and served as its Director of Business Development from 1994 to 1997.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board met 7 times in 2002. No current director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which each director served.

The Board of Directors has four active committees: the Corporate Governance, Audit, Compensation and Executive Committees. In January 2003, the Board replaced the Nominating Committee with the Corporate Governance Committee. Committees report their actions to the full Board at its next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them. A description of the duties of each committee follows the table below.

COMMITTEE MEMBERSHIP AND MEETINGS HELD

Name	Corporate Governance	Audit	Compensation	Executive	Nominating

A. Chevassus

R. Gruska		X	X

Dr. L. A. Guthart		X*	X*

Prof. Dr. R. W. Hacker	X

S. J. Hagge

K. W. Harris	X*		X	X*	X*

P. H. Pfeiffer				X	X

C. A. Siebel				X

Dr. J. C. Smith		X

Number of Meetings in Fiscal 2002	(a)	8	3	6	2

X*	Chairperson
(a)	Corporate Governance Committee was formed in January 2003 and it assumed the responsibilities of the Nominating Committee.

Corporate Governance Committee

♦	Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors.

♦	Reviews recommendations for new directors which come from Board members, stockholders or outside parties.

♦	Develops and recommends to the Board procedures to be applied in determining director independence.

♦	Develops and recommends to the Board corporate governance principles.

♦	Reviews and recommends to the Board appropriate compensation for directors.

♦	Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Audit Committee

♦	Oversees the financial reporting process, system of internal controls and audit process of AptarGroup.

♦	Reviews the qualifications, independence and audit scope of AptarGroup’s external auditor.

♦	Is responsible for the appointment, retention, termination, compensation and oversight of the external auditor.

♦	Reviews AptarGroup’s process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics.

♦	Reviews AptarGroup’s annual and interim financial statements.

Compensation Committee

♦	Evaluates CEO and senior officer performance in light of their goals and objectives and establishes the individual elements of their total compensation.

♦	Reviews and approves, for the CEO and other senior officers, employment agreements, severance agreements and change in control provisions/agreements.

♦	Reviews and makes recommendations to the Board regarding AptarGroup’s compensation plans, including with respect to incentive-compensation plans and equity-based plans, policies and programs.

♦	Approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation.

Executive Committee

♦	May exercise certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD COMPENSATION

Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

♦	an annual retainer of $10,000, payable $2,500 per quarter

♦	a fee of $6,000 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

♦	a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

♦	an annual retainer of $2,000 for the Chairpersons of the Audit and Compensation Committees

♦	an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

Each director is reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Pursuant to the 2000 Director Stock Option Plan, on May 14, 2001, each non-employee director was granted a non-qualified option to purchase 8,000 shares of Common Stock at a price of $34.40 per share. Each option became exercisable as to 2,000 shares six months after the date of grant and an additional 2,000 shares will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders. Under the 2000 Director Stock Option Plan, each non-employee director is only eligible for one grant under the Plan.

CORPORATE GOVERNANCE

Ethical business conduct is a shared core value of our Board of Directors, management and employees. AptarGroup’s Code of Business Conduct and Ethics requires employees of AptarGroup to act lawfully, honestly and with the utmost integrity at all times. Consistent with this commitment to integrity, our Board of Directors has taken a proactive approach to documenting its existing governance principles and implementing the requirements of the Sarbanes-Oxley Act and the recent proposals of the New York Stock Exchange. At its January 2003 meeting, the Board approved an updated Code of Business Conduct and Ethics, adopted a new set of Corporate Governance Principles and new or revised Charters for the four active Board Committees. The Board has made these documents available on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptargroup.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information with respect to the beneficial ownership of Common Stock, as of March 13, 2003, by (a) the persons known by AptarGroup to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name	Shares Owned		Options Exercisable Within 60 Days of March 13, 2003

	Number of Shares (1)	Percentage (2)

Neuberger & Berman LLC (3) 605 Third Avenue New York, NY 10158	5,105,421	14.2	—

State Farm Mutual Automobile Insurance Company (4) One State Farm Plaza Bloomington, IL 61710	2,563,332	7.1	—

Capital Group International, Inc. (5) 11100 Santa Monica Blvd. Los Angeles, CA 90025	2,209,750	6.1	—

Wachovia Corporation (6) One Wachovia Center Charlotte, NC 28288	2,074,340	5.8	—

Alain Chevassus	11,250	*	6,000

Patrick Doherty	37,740	*	33,510

Ralph Gruska	16,000	*	14,000

Dr. Leo A. Guthart (7)	76,074	*	16,000

Prof. Dr. Robert W. Hacker	8,000	*	8,000

Stephen J. Hagge (8)	158,698	*	140,210

King W. Harris (9)	407,732	1.1	22,000

Emil D. Meshberg	173,504	*	54,000

Peter H. Pfeiffer	832,405	2.3	301,287

Carl A. Siebel (10)	441,057	1.2	358,000

Dr. Joanne C. Smith (11)	10,874	*	10,000

All Directors, Director Nominees and Executive Officers as a Group (19 persons) (12)	2,855,306	7.6	1,591,582

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 13, 2003.

(2)	Based on 35,992,210 shares of Common Stock outstanding as of March 13, 2003 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)	The information as to Neuberger & Berman LLC and related entities (“Neuberger & Berman”) is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). Such statement discloses that Neuberger & Berman has the sole power to vote 126,554 shares, the shared power to vote 3,571,700 shares and the shared power to dispose of 5,105,421 shares.

(4)	The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 2,542,532 shares and the shared power to dispose of 20,800 shares.

(5)	The information as to Capital Group International, Inc. and related entities (“Capital Group”) is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Capital Group has the sole power to dispose of 2,209,750 shares and the sole power to vote 1,624,910 shares.

(6)	The information as to Wachovia Corporation and related entities (“Wachovia”) is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Wachovia has the sole power to vote 272,980 shares, the shared power to vote 9,550 shares, has the sole power to dispose of 2,048,700 and the shared power to dispose of 501 shares.

(7)	Dr. Guthart shares the power to vote and dispose of 37,878 shares.

(8)	Mr. Hagge shares the power to vote and dispose of 5,219 shares.

(9)	Mr. Harris shares the power to vote and dispose of 226,426 shares.

(10)	Mr. Siebel shares the power to vote and dispose of 77,226 shares.

(11)	Dr. Smith shares the power to vote and dispose of 704 shares.

(12)	Includes 347,453 shares as to which voting power is shared other than with directors and executive officers of AptarGroup.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

The compensation policy is designed to support AptarGroup’s overall objective of increasing stockholder value by:

♦	Attracting, motivating and retaining key executives who are critical to the long-term success of AptarGroup.

♦	Awarding short-term incentives based upon respective unit performance and overall AptarGroup performance.

♦	Aligning executive and stockholder interests through a stock-based long-term incentive program which will reward executives for increased stockholder value.

The Compensation Committee’s general policy is to qualify long-term incentive compensation of U.S. based executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The total compensation program consists of three components:

Base Salary

Management performance and accomplishment of goals and objectives are important factors in determining base salary increases. In addition, the salary ranges of executive officers are established in relation to competitive market data provided by outside executive compensation consultants and review of proxy statements of similar publicly-held companies in the packaging industry. Comparisons are made to positions with similar job responsibilities in companies with comparable revenue to that of AptarGroup. Four of the companies used in establishing salary ranges are included in the Value Line Packaging & Container Industry Group used in the performance graph below. Generally, salaries are established between the 50th and 75th percentiles of market rates. Salaries are reviewed and compared to market rates annually.

Short-term Incentives

Executives are eligible for annual bonuses based upon:

♦	Profit growth

♦	Return on capital

♦	Achievement of other goals and objectives

♦	General management performance

Profit growth and return on capital are weighted most important in determining annual cash bonuses. For 2002, the bonuses of Messrs. Siebel, Pfeiffer and Hagge were discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented and individual leadership achievements.

Long-term Incentives

Executives are eligible for awards of stock options and restricted stock under AptarGroup’s Stock Awards Plans. The awards to executives are made to provide an incentive for future performance to increase stockholder value. The members of the Compensation Committee administer this Plan. In 2002, the total amount of options granted was approximately 1.6% of the total stock outstanding. As reflected in the table of option grants, stock options were granted on January 21, 2002 to all of the named executive officers. Awards were determined in relation to the individual’s position and responsibility. The exercise price of the options equaled the market price of AptarGroup’s Common Stock on the date of the grants.

Chief Executive Officer Compensation

Mr. Siebel’s salary of $630,000 was not increased in 2002. The Committee typically sets the CEO’s compensation slightly above the 50th percentile of the comparable salary range. His 2002 bonus of $424,000 ($254,000 of which was paid in restricted stock units) was established based upon AptarGroup’s overall performance, strategic actions implemented and leadership achievements. During 2002, Mr. Siebel was awarded an option to purchase 80,000 shares of Common Stock.

COMPENSATION COMMITTEE

Dr. Leo A. Guthart, Chairman

Ralph Gruska

King W. Harris

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the President and Chief Executive Officer and AptarGroup’s four other most highly compensated executive officers serving at the end of 2002 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Cash Bonus	Restricted Stock(1)	Securities Underlying Options/ SARs	All Other Compensation

Carl A. Siebel	2002	$630,000	$170,000	$254,000(2)	80,000	—
President and Chief	2001	630,000	170,000	204,000	56,000	—
Executive Officer	2000	600,000	272,000	81,600	56,000	—

Peter H. Pfeiffer	2002	$420,000	$255,000	$25,000(2)	60,000	—
Vice Chairman of the	2001	420,000	255,000	—	44,000	—
Board	2000	400,000	255,000	—	44,000	—

Stephen J. Hagge	2002	$315,000	$200,000	$61,000(2)	26,000	$9,764(3)
Executive Vice	2001	315,000	200,000	36,000	20,000	9,364
President and Chief	2000	300,000	180,000	60,000	20,000	9,344
Financial Officer and
Secretary

Emil D. Meshberg	2002	$324,000	$38,900	$56,700(2)	17,000	$17,120(4)
Vice President, Chief	2001	324,000	19,450	23,330	17,000	16,132
Executive Officer of	2000	312,000	93,600	—	17,000	16,225
EMSAR, Inc.

Patrick F. Doherty	2002	$240,000	$120,000	$70,500(2)	17,000	$5,836(5)
President,	2001	225,000	45,000	—	17,000	5,436
SeaquistPerfect	2000	190,000	63,000	45,600	3,500	5,250
Dispensing LLC

(1)	The number and value of restricted stock units held by the named executives as of December 31, 2002, respectively, are as follows:

Carl A. Siebel—10,880 / $339,900

Stephen J. Hagge—3,330 / $104,000

Emil D. Meshberg—2,018 / $63,000

Patrick F. Doherty—1,037 / $32,400

The restricted stock units were valued using the closing share price on the New York Stock Exchange of $31.24 on December 31, 2002. All of the shares of restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested shares only.

(2)	Restricted stock unit values are based upon the closing share price on the New York Stock Exchange of $26.51 on February 12, 2003 and the issuance of the following units at the election of the named executives in lieu of a portion of their 2002 annual bonus: Carl A. Siebel—9,581; Peter H. Pfeiffer—943; Stephen J. Hagge—2,301; Emil D. Meshberg—2,138; and Patrick F. Doherty—2,659. All of the restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested units only.

(3)	Consists of $5,500 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,207 for Company-provided supplemental disability insurance and $1,057 for Company-provided term life insurance.

(4)	Consists of $5,500 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $11,284 for Company-provided split dollar life insurance and $336 for Company-provided term life insurance. The Company has suspended payments of premiums for split dollar life insurance until it is determined whether this type of transaction is permitted under the Sarbanes-Oxley Act of 2002.

(5)	Consists of $5,500 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan and $336 for Company-provided term life insurance.

Option Grants

The following table shows all grants in 2002 of stock options to the named executive officers. The exercise price of all such options was the fair market value on the date of grant. No SARs were granted in 2002.

Name	Individual Grants (1) (2)

	Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2002	Per Share Exercise or Base Price	Expiration Date	Potential Realizable Value as Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%

Carl A. Siebel	80,000	13.8	$29.91	1/21/12	$1,504,800	$3,813,520

Peter H. Pfeiffer	60,000	10.4	29.91	1/21/12	1,128,600	2,860,140

Stephen J. Hagge	26,000	4.5	29.91	1/21/12	489,060	1,239,394

Emil D. Meshberg	17,000	2.9	29.91	1/21/12	319,770	810,373

Patrick F. Doherty	17,000	2.9	29.91	1/21/12	319,770	810,373

(1)	All options become exercisable in equal one-third annual increments beginning one year from the grant date.

(2)

All options listed in the table expire ten years after their date of grant. Based on 35,857,491 shares of Common Stock outstanding on January 21, 2002, the closing price per share of Common Stock of $29.91 on January 21, 2002 and a ten-year period, the potential realizable value to all stockholders at 5% and 10% assumed annual rates of stock appreciation would be approximately $674,479,000 and $1,709,291,000.

Aggregated Option Exercises and Option Values at Year-End

The following table provides information as to options exercised and the value of options held by the named executive officers at year-end measured in terms of the closing price of the Common Stock on December 31, 2002. AptarGroup has not granted any SARs.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)

			Exercisable	Not Exercisable	Exercisable	Not Exercisable

Carl A. Siebel	—	—	323,638	136,000	$3,403,187	$383,602

Peter H. Pfeiffer	—	—	251,954	104,000	2,624,354	297,602

Stephen J. Hagge	11,876	$333,589	118,210	46,000	1,274,345	133,582

Emil D. Meshberg	—	—	37,000	34,000	225,288	106,762

Patrick F. Doherty	—	—	21,010	29,500	200,159	68,557

Employment Agreements

Mr. Siebel’s employment agreement provides for employment through December 31, 2003 at a minimum salary of $660,000 and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Siebel by written notice seven months before the end of the then current contract period. A separate pension agreement provides Mr. Siebel with an annual pension compensation, subject to cost of living adjustments, of 60% of his 2000 salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving benefits from this pension in February 2000, and pension benefits for the year 2002, which are denominated in Euros, are equivalent to approximately $336,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

Mr. Pfeiffer’s employment agreement provides for employment through April 21, 2008 at a minimum salary of $440,000 and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by AptarGroup or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $130,000. Estimated annual pension benefits upon retirement at age 60 (assuming the current salary remains constant) are equivalent to $264,000. Benefits are not subject to reduction for Social Security or other offset items.

Mr. Hagge’s employment agreement provides for employment through February 1, 2006 at a minimum annual salary of $335,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Hagge would have received and, in the event of death, payment to his estate until the second anniversary of his death of one-half of the amount he would have received. Mr. Hagge is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1 for one additional year unless either AptarGroup or Mr. Hagge terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond October 28, 2016. Mr. Hagge’s employment agreement provides that if he is terminated without cause, Mr. Hagge will continue to receive his salary until the end of the employment period then in effect. In the event of a change in control of AptarGroup, Mr. Hagge may not be terminated unless he receives written notice of such termination at least six months prior to the date of termination. If Mr. Hagge is terminated within two years following a change in control or if he terminates his employment for good reason within such two-year period, Mr. Hagge will continue to receive his salary for 18 months following the date of termination.

Mr. Meshberg’s employment agreement provides for employment through February 17, 2004 at a minimum annual salary of $334,000. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Meshberg by written notice six months before the end of the then current contract period. Mr. Meshberg’s employment agreement provides that if he is terminated without cause or if he terminates for good reason (which includes, among other things, a change in control of AptarGroup), Mr. Meshberg will continue to receive his salary until the later to occur of February 17, 2004 or 24 months following the date of termination of employment. Mr. Meshberg is also entitled to receive any accrued salary and bonus through the date of termination, as well as certain other benefits.

Pension Plan

Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation;” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup’s non-qualified supplemental retirement plan (“SERP”). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.

Estimated annual benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age for Messrs. Hagge, Meshberg and Doherty are approximately $227,000, $86,000 and $128,000, respectively. Messrs. Siebel and Pfeiffer are not eligible to receive benefits under the Pension Plan but, as described above, Messrs. Siebel and Pfeiffer are entitled to certain pension benefits pursuant to their respective employment agreements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002, relating to AptarGroup’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders (1)	3,600,779	(2)	$23.71	(3)	1,372,309

(1)	Plans approved by stockholders include the AptarGroup Stock Awards Plans and Director Stock Option Plans.

(2)	Includes 27,335 restricted stock units.

(3)	Restricted stock units are excluded when determining the weighted average exercise price of outstanding options.

PERFORMANCE GRAPH

The following graph shows a five year comparison of the cumulative total stockholder return on AptarGroup’s Common Stock as compared to the cumulative total return of two other indexes: the Value Line Packaging & Container Industry Group (“Peer Group”) and the Standard & Poor’s 500 Composite Stock Price Index. The companies included in the Peer Group are: American Greetings Corporation, Inc., AptarGroup, Inc., Ball Corporation, Bemis Company, Inc., Caraustar Industries, Inc., Chesapeake Corporation, CLARCOR Inc., Crown Cork & Seal Company, Inc., Owen-Illinois, Inc., Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Smurfit-Stone Container Corporation and Sonoco Products Company. Changes in the Peer Group from year to year result from companies being added to or deleted from the Value Line Packaging & Container Industry Group. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

AptarGroup	100	102	92	108	130	117

Peer Group	100	87	80	55	70	77

S&P 500	100	129	156	141	125	97

CERTAIN TRANSACTIONS

On February 17, 1999, AptarGroup acquired the capital stock of privately held Emson Research Inc. and related companies (“Emsar,” formerly known as Emson), for a purchase price of approximately $122.8 million in cash and approximately $4 million in Common Stock. Mr. Meshberg, who prior to the Emsar acquisition was Chief Executive Officer of Emsar, entered into an employment agreement with AptarGroup and became an executive officer of AptarGroup immediately following the Emsar acquisition.

AptarGroup leases real estate from, purchases materials from, makes license royalty payments to and sells products to entities related to Mr. Meshberg or certain members of his family. The transactions between AptarGroup and these entities were at arms-length and amounted to lease payments of approximately $235,000, purchases of approximately $94,000 and sales of approximately $2,000 in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on AptarGroup records and other information, Mr. King W. Harris filed two reports late which included 17 transactions that had not been reported on a timely basis. AptarGroup believes that its other Executive Officers and Directors all complied with SEC filing requirements for 2002.

AUDIT COMMITTEE REPORT

The Audit Committee of AptarGroup’s Board of Directors has always been composed of non-employee directors and met the independence and experience requirements of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board, a copy of which is attached as Appendix A to this Proxy Statement. The charter complies with all current regulatory requirements. During 2002, the Audit Committee met eight times.

Management is responsible for AptarGroup’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of AptarGroup’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In addition, the Committee discussed with the independent accountants the accountants’ independence from AptarGroup and its management, and the independent accountants provided the Committee the written disclosures and letter required by the Independence Standards Board Standard

No. 1 (Independence Discussions with Audit Committees). In considering the independence of AptarGroup’s independent accountants, the Committee took into consideration the amount and nature of the fees paid to the independent accountants for non-audit services as described under “Other Matters” in this Proxy Statement.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Leo A. Guthart, Chairman

Ralph Gruska

Dr. Joanne C. Smith

ANNUAL REPORT

AptarGroup’s annual report for the year ended December 31, 2002 is being distributed with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in AptarGroup’s proxy materials for the 2004 Annual Meeting of Stockholders, any stockholder proposal must be received at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by December 10, 2003. In addition, AptarGroup’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at the 2003 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 13, 2003, who is entitled to vote at the annual meeting and who has given AptarGroup’s Secretary timely written notice, in proper form, of the stockholder’s proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2003 annual meeting must have been received by the Secretary on or after February 7, 2003 and on or prior to March 9, 2003. The 2004 annual meeting is expected to be held on May 5, 2004. A stockholder proposal or nomination intended to be brought before the 2004 annual meeting must be received by the Secretary on or after February 5, 2004 and on or prior to March 6, 2004.

OTHER MATTERS

Independent Accountant Fees

PricewaterhouseCoopers LLP served as independent accountants for the year ended December 31, 2002. The Audit Committee’s decision regarding the selection of the independent accountants to audit AptarGroup’s consolidated financial statements for the year ending December 31, 2003 has not yet been made. It is expected that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if he should so desire, and will be available to respond to appropriate questions.

The following fees were billed by PricewaterhouseCoopers LLP, AptarGroup’s independent accountants, for services rendered in 2002:

♦ Audit Fees	$698,000

♦ All Other Fees:
Tax Planning and Consulting Fees	222,000
Other Fees	56,000

Total Fees	$976,000

Audit Fees primarily represent amounts paid for the audit of AptarGroup’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

Tax Planning and Consulting Fees represent assistance in the preparation of AptarGroup’s U.S. tax return, domestic and international income tax planning assistance, expatriate and executive tax work and tax work related to foreign entity statutory audits.

Other Fees primarily include amounts paid for the audits of benefit plans. PricewaterhouseCoopers LLP did not perform services for AptarGroup related to financial information systems design or implementation in 2002.

Proxy Solicitation

AptarGroup will pay the cost of soliciting proxies for the annual meeting. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

By Order of the Board of Directors,

Stephen J. Hagge

Secretary

Crystal Lake, Illinois

April 3, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

Mission Statement

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. The Committee will review the financial reporting process, the system of internal control, the audit process, the qualifications and independence of the Company’s external auditor (the “Independent Auditor”) and the Company’s process for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the Independent Auditors. To effectively perform his or her role, each committee member will obtain an understanding of the Company’s business operation and risks, as well as an understanding of the detailed responsibilities of committee membership.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

Membership

The Audit Committee shall be composed solely of directors of the Company, each of whom (a) shall have been determined by the Board to have no material relationship with the Company and (b) shall otherwise satisfy all applicable requirements for audit committee service, including requirements with respect to independence and financial literacy imposed by the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). One member of the Audit Committee shall be a “financial expert,” as such term is defined by the SEC. The Audit Committee shall have at least three members. No director who serves on the audit committee of more than two public companies other than the Company shall be eligible to serve as a member of the Audit Committee. Determinations as to whether a particular director satisfies the requirements for membership on the Audit Committee shall be made by the Board.

The members of the Committee shall be appointed by the Board and shall serve for such term or terms as the Board may determine. A chairperson of the Committee shall be designated by the Board.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management and the Independent Auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or Independent Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Roles and Responsibilities

The Committee shall:

Financial Statement and Disclosure Matters

1.	Require that the Independent Auditors keep the Committee informed about fraud, illegal acts, and deficiencies in internal control and certain other matters.

2.	Ask management about the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3.	Discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, including the disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4.	Discuss earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies prior to their public release. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

5.	Review the findings of any examinations (including comment letters) by the regulatory agencies such as the Securities and Exchange Commission.

6.	Review reports to management prepared by the Independent Auditor or internal audit and any responses to the same by management.

7.	Review with the Independent Auditor any audit problems or difficulties and management’s response.

8.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

9.	Obtain and review annually, prior to the completion of the Independent Auditor’s annual audit of the Company’s year-end financial statements, a report from the Independent Auditor, describing (a) all critical accounting policies and practices used in the preparation of the Company’s year-end financial statements, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor, and (c) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences.

10.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the competence, performance and cooperation of management.

11.	Discuss with the Chief Financial Officer and management their views as to the competence, performance and independence of the Independent Auditor.

12.	Review the effect of off-balance sheet structures, if any, on the Company’s financial statements.

13.	Review the effect of regulatory and accounting initiatives on the Company’s financial statements.

14.	Review with the Company’s legal counsel as deemed necessary any legal matters that could have a significant impact on the Company’s financial statements.

Oversight of the Company’s Relationship with the Independent Auditor

15.	Be responsible for the appointment, retention, termination, compensation, review of the audit scope, and oversight of the Independent Auditor. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Auditor regarding financial reporting. The Independent Auditor shall report directly to the Audit Committee.

16.	Pre-approve all auditing and non-audit services to be provided to the Company by the Independent Auditor, subject to any exceptions provided in the Exchange Act.

17.	Obtain and review, at least annually, a report from the Independent Auditor describing: the Independent Auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues; and all relationships between the Independent Auditor and the Company. Discuss with the Independent Auditor any issues or relationships disclosed in such report that, in the judgment of the Audit Committee, may have an impact on the competence or independence of the Independent Auditor.

18.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

Other Functions

19.	Require that the Code of Business Conduct and Ethics is formalized in writing and periodically obtain updates from management regarding compliance with the Code of Business Conduct and Ethics.

20.	Periodically meet with the Independent Auditors, the person responsible for the internal audit function and management in separate executive sessions.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Review periodically with management these procedures and any significant complaints received.

22.	Review and approve in advance any hiring for the Company’s senior financial staff of personnel who have been employed by the Independent Auditor within the previous two years.

23.	If necessary, institute special investigations and, if appropriate, hire special counsel or experts (without approval from the Board of Directors) to assist and perform its responsibilities under this charter and such other duties, as the Board of Directors shall from time to time assign to it.

24.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board before its approval.

25.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26.	Report regularly to the Board, both with respect to the activities of the Audit Committee generally and with respect to any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor.

27.	Conduct an annual performance evaluation of the Committee.

APTARGROUP, INC. 475 W. TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AptarGroup, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APTAR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AptarGroup, Inc.
				For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominess for Election of Directors:

1.	01) Rodney L. Goldstein 02) Ralph Gruska 03) Dr. Leo A. Guthart 04) Prof. Dr. Robert W. Hacker			☐	☐	☐

IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING

The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR proposal 1. This proxy revokes any proxy previously given.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only

		Yes ☐	No ☐
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

AptarGroup, Inc.

475 West Terra Cotta Ave., Suite E

Crystal Lake, IL 60014

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Stephen J. Hagge and Ralph A. Poltermann, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 7, 2003, and at any adjournment thereof, as specified on the reverse side.